SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Uni-Pixel, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
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Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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8708 Technology Forest Pl., Ste. 100
The Woodlands, TX 77381

Dear Stockholder:

You are cordially invited to attend a Special Meeting of the Stockholders of Uni-Pixel, Inc. on June 15, 2015, which will be held at our corporate headquarters located at 8708 Technology Forest Place, Ste. 100, The Woodlands, TX 77381, at 9:00 a.m., local time. Enclosed with this letter are your Notice of Special Meeting of Stockholders, Proxy Statement and proxy voting card. The Proxy Statement included with this notice discusses the single proposal to be considered at the Special Meeting.

At the Special Meeting, you will be asked to ratify the terms of the issuance and sale of the Company’s Senior Secured Convertible Notes together with Warrants and to approve the issuance of all shares of the Company’s common stock issuable upon the conversion of the Senior Secured Convertible Notes and exercise of the Warrants, without need for any limitation or cap on issuance or restriction on adjustments to the conversion price or exchange price, as applicable, as provided therein, as required by and in accordance with NASDAQ Marketplace Rules 5635(a) and 5635(d).

The Board of Directors has fixed the close of business on May 4, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment and postponements thereof.

I hope that you attend the Special Meeting in person. Whether or not you plan to be with us, please complete, sign, date, and return your voting card promptly in the enclosed envelope.

Sincerely,

/s/ Jeff A. Hawthorne
Jeff A. Hawthorne
President and Chief Executive Officer

The Woodlands, Texas
May 5, 2015

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2015

A Special Meeting of Stockholders (the “Special Meeting”) of Uni-Pixel, Inc. (the “Company”) will be held at our corporate headquarters located at 8708 Technology Forest Place, Ste. 100, The Woodlands, TX 77381 on June 15, 2015 at 9:00 a.m. local time for the following purpose:

1.           To ratify the terms of the issuance and sale of the Company’s Senior Secured Convertible Notes (the “Notes”) together with Warrants (the “Warrants”) and to approve the issuance of all shares of the Company’s common stock issuable upon the conversion of the Notes and exercise of the Warrants, without need for any limitation or cap on issuance or restriction on adjustments to the conversion price or exchange price, as applicable, as provided therein, as required by and in accordance with NASDAQ Marketplace Rules 5635(a) and 5635(d).

The foregoing proposal is more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on May 4, 2015 are entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s corporate headquarters located at 8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381 during ordinary business hours for the ten-day period prior to the Special Meeting and will also be available for inspection by stockholders at the Special Meeting.

By order of the Board of Directors

/s/ Jeffrey W. Tomz
Jeffrey W. Tomz
Chief Financial Officer and Corporate Secretary

May 5, 2015

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held On June 15, 2015

This proxy statement (“Proxy Statement”) is furnished to the stockholders of Uni-Pixel, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), by the Company in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies for use in voting at a Special Meeting of Stockholders (the “Special Meeting”) of the Company to be held on June 15, 2015, at our corporate headquarters located at 8708 Technology Forest Place, Ste. 100, The Woodlands, TX 77381 at 9:00 a.m. local time, and any adjournment or postponement of the Special Meeting. The eligible shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Special Meeting.

Solicitation and Voting Procedures

This Proxy Statement and the accompanying proxy were first sent by mail to stockholders on or about May 8, 2015. The cost of this solicitation is being borne by the Company. The Company will retain Alliance Advisors, L.L.C. to assist in the solicitation of proxies. We will pay Alliance Advisors a fee not to exceed approximately $5,500 as compensation for its services and will reimburse it for its approved out-of-pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally or by telephone or facsimile or other methods of electronic communication.

Record Date

The close of business on May 4, 2015 has been fixed as the record date (the “Record Date”) for determining the holders of shares of the Company’s common stock entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, the Company had 13,262,385 shares of common stock outstanding and entitled to vote at the Special Meeting. Each outstanding share of common stock on the Record Date is entitled to one vote on all matters.

What am I voting on?

At the Special Meeting, you will be asked to ratify the terms of the issuance and sale of our Senior Secured Convertible Notes (the “Notes”) together with Warrants (the “Warrants”) and to approve the issuance of all shares of our common stock issuable upon the conversion of the Notes and exercise of the Warrants, without need for any limitation or cap on issuance or restriction on adjustments to the conversion price or exchange price, as applicable, as provided therein, as required by and in accordance with NASDAQ Marketplace Rules 5635(a) and 5635(d). We refer to this matter as “the Proposal” in this Proxy Statement.

Who is entitled to vote at the Special Meeting, and how many votes do they have?

Stockholders of record at the close of business on the Record Date may vote at the Special Meeting. Pursuant to the rights of our stockholders contained in our charter documents, each share of our common stock has one vote. There were 13,262,385 shares of common stock outstanding on the Record Date. From June 1, 2015 through June 14, 2015, you may inspect, at our corporate offices, a list of stockholders eligible to vote. If you would like to inspect the list, please call Jeffrey W. Tomz, our Chief Financial Officer and Corporate Secretary, at (281) 825-4500 to arrange a visit to our offices. In addition, the list of stockholders will be available for viewing by stockholders at the Special Meeting.

How do I vote?

You may vote over the Internet, by telephone, by mail or in person at the Special Meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Vote by Internet.  You can vote via the Internet at www.proxyvote.com. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on Sunday, June 14, 2015. Internet voting is available 24 hours a day. If you vote via the Internet, you do not need to vote by telephone or return a proxy card.

Vote by Telephone.  You can vote by telephone by calling the toll-free telephone number 1-800-690-6903. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Eastern Time on Sunday, June 14, 2015. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to vote over the Internet or return a proxy card.

Vote by Mail.  If you received a printed proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to Uni-Pixel, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Special Meeting.

Vote in Person at the Meeting.  If you attend the Special Meeting and plan to vote in person, we will provide you with a ballot at the Special Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Special Meeting. If your shares are held in the name of your bank, your broker or another nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your bank, your broker or your other nominee authorizing you to vote those shares.

If you vote by any of the methods discussed above, you will be designating Jeff A. Hawthorne, our President and Chief Executive Officer, and Jeffrey W. Tomz, our Chief Financial Officer and Corporate Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.

Submitting a proxy will not affect your right to attend the Special Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee (a “Nominee”), you will receive separate voting instructions from your Nominee describing how to vote your shares. The availability of Internet voting will depend on the voting process of your Nominee. Please check with your Nominee and follow the voting instructions it provides.

You should instruct your Nominee how to vote your shares. If you do not give voting instructions to your Nominee, the Nominee will determine if it has the discretionary authority to vote on the Proposal. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. As a result, if you are a beneficial owner and hold your shares in street name, but do not give your Nominee instructions on how to vote your shares with respect to the Proposal, a vote will not be cast on your behalf and your shares will be considered to be “broker non-votes” with regard to the Proposal.

THE COMPANY IS UNABLE TO COUNT VOTES RECEIVED IN ANY MANNER OTHER THAN THOSE DESCRIBED ABOVE. After the Special Meeting has been adjourned, any subsequent votes which are submitted to the transfer agent will not be counted.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using the methods discussed above, you will be appointing Jeff A. Hawthorne, our President and Chief Executive Officer, and Jeffrey W. Tomz, our Chief Financial Officer and Corporate Secretary, as your proxies. They may act together or individually to vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Special Meeting, please vote by proxy so that your shares of common stock may be counted as voted.

How will my proxy vote my shares?

If you are a stockholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” ratifying the terms of the issuance and sale of the Notes together with the Warrants and approving the issuance of all shares of the Company’s common stock issuable upon the conversion of the Notes and exercise of the Warrants, without need for any limitation or cap on issuance or restriction on adjustments to the conversion price or exchange price, as applicable, as provided therein, as required by and in accordance with NASDAQ Marketplace Rules 5635(a) and 5635(d). We do not intend to bring any other matter for a vote at the Special Meeting.

How do I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before your shares are voted at the Special Meeting by:

•	notifying our Corporate Secretary, Jeffrey W. Tomz, in writing at 8708 Technology Forest Place, Suite 100, The Woodlands, TX 77381, that you are revoking your proxy;

•
submitting a proxy at a later date via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Special Meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	attending and voting by ballot at the Special Meeting.

If your shares are held in the name of a Nominee, you should check with your Nominee and follow the voting instructions your Nominee provides.

Who will count the votes?

A representative from PMB Helin Donovan, our auditors, will act as the inspector of election and count the votes.

What constitutes a quorum?

The holders of a majority of the 13,262,385 eligible votes as of the Record Date, either present or represented by proxy and entitled to vote, constitute a quorum. A quorum is necessary in order to conduct the Special Meeting. If you choose to have your shares represented by proxy at the Special Meeting, you will be considered part of the quorum. Abstentions are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the Special Meeting, the stockholders present in person or by proxy may adjourn the meeting to a later date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve the Proposal?

In order to be approved, the Proposal requires the affirmative vote of the holders of shares of stock having a majority of the votes cast by the holders of all of the shares of stock present or represented and voting on the Proposal. Abstentions with respect to the Proposal will be counted as present and entitled to vote on the Proposal for purposes of establishing a quorum, but will count as votes against the Proposal.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We will pay the cost of soliciting proxies. We will retain Alliance Advisors, L.L.C. to assist in the solicitation of proxies. We will pay Alliance Advisors a fee not to exceed approximately $5,500 as compensation for its services and will reimburse it for its approved out-of-pocket expenses.  We are also soliciting proxies through our directors, officers, and employees. The proxies can be solicited by mail and the Internet, in person, by telephone, or by facsimile. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.

What are the recommendations of our Board?

For the reasons set forth in the discussion below, the Board recommends that you vote “For” approval of the Proposal.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote “For” approval of the Proposal.

PROPOSAL NO. 1

Ratification of the terms of the issuance and sale of the Company’s Senior Secured Convertible Notes and Warrants exercisable into shares of the Company’s common stock, and approval of the issuance of all shares of the Company’s common stock issuable upon the conversion of the Senior Secured Convertible Notes and exercise of the Warrants, without need for any limitation or cap on issuance or restriction on adjustments to the conversion price or exchange price, as applicable, as provided therein, as required by and in accordance with NASDAQ Marketplace Rules 5635(a) and 5635(d).

Overview

As reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2015, on April 16, 2015 (the “Effective Date”), together with our wholly-owned subsidiary, Uni-Pixel Displays, Inc. (“Displays”), we completed two transactions. Displays acquired from Atmel Corporation, pursuant to the terms of a Purchase and Sale Agreement, a Patent License Agreement, an Intellectual Property License Agreement and two leases for real property, certain assets used for the production of capacitive touch sensors comprised of fine lines of copper metal photo lithographically patterned and plated on flexible plastic film. As part of this transaction, Displays also acquired from CIT Technology Limited an FLT (Fine Line Technology) Patent License Agreement and an FLT (Fine Line Technology) Intellectual Property License Agreement and entered into an agreement for the provision of manufacturing and technology transfer services. Concurrent with the consummation of the asset acquisition, on the Effective Date and pursuant to a Securities Purchase Agreement, we sold $15 million in Senior Secured Convertible Notes (the “Notes”), together with warrants for the purchase of 1,151,121 shares of our common stock (the “Warrants”), to two accredited investors (the “Investors”) (the “Offering”). Approximately $6 million of the proceeds from the financing were used toward the purchase of the assets from Atmel Corporation while the balance of the proceeds from the financing will be used for working capital.

Description of the Securities Sold in the Offering

The Notes

The Notes accrue simple interest at the rate of 9% per year (“Interest”). The Notes together with all accrued and unpaid interest, are due and payable on April 16, 2016 (the “Maturity Date”). The Investors may, at any time but subject to certain beneficial ownership limitations, elect to convert the Notes into shares of our common stock at the conversion price of $8.47 per share (the “Conversion Price”), subject to adjustment as set forth in the Notes for stock splits, dividends, recapitalizations, events of default and similar events. The Conversion Price equaled 110% of the last closing price of our common stock immediately prior to the Effective Date.

Provided there has been no Equity Conditions Failure, as defined in the Notes, upon certain conditions under the terms of the Notes, we may pay the Installment Amount, as defined in the Notes, by converting all or some of the Installment Amount into common stock. However, we may also, at our option, pay the Installment Amount by redeeming the Installment Amount in common stock, in cash or by any combination of common stock and cash.

The Investors have the right to accelerate payment on each monthly redemption date of up to two times the Installment Amount that may be due on future installment dates upon written notice to us. The Investors also have the right to defer payment of a monthly redemption amount.

Events of Default

The Notes contain standard and customary events of default including but not limited to: (i) failure to register our common stock within certain time periods; (ii) failure to make payments when due under the Notes; (iii) breaches of covenants; and (iv) bankruptcy or insolvency.

Following an event of default, the Investors may require us to redeem all or any portion of the Notes. The redemption amount may be paid in cash or with shares of our common stock, at the election of the Investor, at a price equal to the Event of Default Redemption Price, as defined in the Notes.

Fundamental Transactions

The Notes prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes in writing all of our obligations under the Notes under a written agreement and we obtain the prior consent of the holders of the Notes. A change of control that is consummated without prior consent is an event of default under the Notes. If we complete a permitted fundamental transaction, such as a merger in which we are not the surviving entity, the Investors are entitled to receive the consideration they would have received had they fully converted their Notes and exercised their Warrants without regard to any contractual ownership limits.

The Warrants

The number of shares of common stock subject to the Warrants equaled 65% of the number of shares of common stock the Investors would receive if the Notes were converted at the Conversion Price on the trading day immediately prior to the Effective Date. The Warrants have a five-year term and a per share exercise price of $9.63, subject to adjustment as set forth in the Warrants, which equaled 125% of the closing price of our common stock immediately prior to the Effective Date. If, after the Effective Date, we issue or sell, or are deemed to have issued or sold, any shares of common stock (with the exception of certain Excluded Securities, as those are defined in the Warrants) for a consideration per share less than a price equal to the exercise price of the Warrants in effect immediately prior to such issue or sale (or deemed issuance or sale) (a “Dilutive Issuance”), then immediately after the Dilutive Issuance, (x) if the Dilutive Issuance occurs prior to the one year anniversary of the Effective Date, then the exercise price then in effect will be reduced to an amount equal to the product of (A) the exercise price in effect immediately prior to the Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the exercise price in effect immediately prior to the Dilutive Issuance and the number of Common Shares Deemed Outstanding (as defined in the Warrants) immediately prior to the Dilutive Issuance plus (II) the consideration, if any, received by us on such Dilutive Issuance, by (2) the product derived by multiplying (I) the exercise price in effect immediately prior to the Dilutive Issuance by (II) the number of Common Shares Deemed Outstanding immediately after the Dilutive Issuance and (y) if the Dilutive Issuance occurs after the one year anniversary of the Effective Date but within five years of the Effective Date, the exercise price then in effect will be reduced to an amount equal to the price of the shares of common stock issued in the Dilutive Issuance. The Warrants will be exercisable for cash, but if a prospectus covering the shares of common stock underlying the Warrants is not available, the Investors may exercise the Warrants using a cashless exercise provision. The Warrants may not be exercised if, after giving effect to the exercise, the Investor would beneficially own in excess of 4.99% or 9.99% of the outstanding shares of common stock, depending on the Investor. At the Investor’s option, the cap applicable to the exercise of the Warrants may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.

The Warrants include a weighted-average anti-dilution provision for the first year and a full ratchet (price only) anti-dilution provision for the subsequent four years upon the issuance of any shares of common stock or securities convertible into shares of common stock below the exercise price.

Pledge and Security Agreement and Guarantee

Pursuant to a Pledge and Security Agreement (the “Security Agreement”) we entered into in favor of Hudson Bay Fund LP as Collateral Agent, the Notes are secured by a perfected first priority security interest in all of our assets and are senior in right of payment to all of our existing and future indebtedness, subject to Permitted Liens, as defined in the Notes. With the exception of Permitted Liens, we have agreed that we will not grant a security interest in our assets so long as the Notes remain outstanding and that we will not incur any new debt except for Permitted Indebtedness, as that term is defined in the Notes.

As additional security for repayment of the Notes, Displays entered into to a Guarantee Agreement in favor of the Investors.

Registration Rights Agreement

In conjunction with the issuance of the Notes and the Warrants, we entered into a Registration Rights Agreement pursuant to which we agreed to file a registration statement covering the sum of (i) 200% of the maximum number of shares underlying the Notes and (ii) the maximum number of shares underlying the Warrants (the “Registrable Securities”). We have agreed to keep any registration statement we file pursuant to the Registration Rights Agreement effective until the earlier of (i) the date as of which the Investors may sell all of the Registrable Securities covered by the registration statement without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) or (ii) the date on which the Investors have sold all of the securities covered by such registration statement.

We are to use our reasonable best efforts to have the registration statement declared effective within 90 days after the Effective Date (the “Registration Statement Effective Date”). If we fail to register the Registrable Securities or the registration statement is not declared effective by the Securities and Exchange Commission before the Registration Statement Effective Date, or if on any day after the Registration Statement Effective Date, sales of the Registrable Securities required to be included on the Registration Statement cannot be made (collectively, a “Registration Default”), we will pay to each Investor an amount in cash equal to 1% of the aggregate Purchase Price (as that term is defined in the Securities Purchase Agreement) of the Investor’s Registrable Securities, whether or not the Registrable Securities were included in the registration statement, and 1% per month (or a portion thereof pro rata) that the Registration Default continues to exist. We are not required to make this payment if, when a Registration Default occurs, the Investors can freely sell our common stock pursuant to Rule 144 without restriction or limitation.

Investors in the Offering have the right to participate for no less than 35% of any future offering of our equity or equity equivalent securities until the second anniversary of the Effective Date.

The Reasons for Seeking Stockholder Approval

Our common stock is listed on the NASDAQ Capital Market and, as such, we are subject to the NASDAQ Marketplace Rules. NASDAQ Marketplace Rule 5635(a) states in pertinent part:

Shareholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if:

(1) where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash:

(A) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or

(B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities . . . .

Approximately 40% of the proceeds from the Offering were used for the purchase of the assets from Atmel Corporation and for the prepayment of patent license fees to Atmel Corporation and CIT Technology Limited.

NASDAQ Marketplace Rule 5635(d) says in pertinent part:

Shareholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving: . . .

(2) the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Collectively, we refer to NASDAQ Marketplace Rule 5635(a) and NASDAQ Marketplace Rule 5635(d) as the “NASDAQ Rules”.

On the Effective Date, the aggregate number of shares of our common stock outstanding was 12,489,065. Pursuant to the Securities Purchase Agreement we cannot issue to the Investors more than 19.99% of the issued and outstanding shares of our common stock on the Effective Date, or 2,496,564 shares, without first obtaining approval from our stockholders to exceed the NASDAQ Rules.

If we were to pay all of the principal amount of the Notes and all of the interest accrued thereon with shares of our common stock at the Conversion Price, and if the Warrants were fully exercised, we would be required to issue approximately 3 million shares of our common stock.

Furthermore, if there is an Event of Default as defined in the Notes, the Investors may demand that we pay all or any portion of the Notes in full with our common stock. If the Investors so demand, the conversion price will equal 85% of the lowest Closing Sale Price (as defined in the Notes) of our common stock during the 30 trading day period immediately prior to the conversion date. Because there is no floor below which the Closing Sale Price of our common stock could not fall, upon an Event of Default, if the Investors demanded full payment of the principal, interest and penalties in shares of our common stock, we could be required to issue a number of shares of common stock in excess of 20% of our issued and outstanding shares at less than the greater of book or market value.

As an example, the chart below illustrates the number of shares that we would be required to issue at less than book or market value if an Event of Default had occurred and the Investors demanded full payment of the principal and interest in shares of our common stock:

Assumed Lowest Closing Sale Price Per Share	85% of the Lowest Closing Sale Price	Shares Issued in Payment of Principal	Shares Issued in Payment of Interest	Total Number of Shares to be Issued

$7.00	$5.95	2,521,008	137,080	2,658,088
$6.00	$5.10	2,941,176	159,926	3,101,102
$5.00	$4.25	3,529,412	191,912	3,721,324

Accordingly, pursuant to the NASDAQ Rules, we are required to obtain stockholder approval for these potential issuances of more than 20% of our issued and outstanding common stock at less than book or market value.

In addition, pursuant to the terms of the Securities Purchase Agreement, we agreed to seek stockholder approval, within 60 days of the Effective Date, for the issuance of all shares underlying the Notes and the Warrants. So long as stockholder approval is obtained within 60 days of the Effective Date and so long as we have satisfied, or the Investors have waived, certain conditions set forth in the Securities Purchase Agreement, the Investors have committed to investing an additional $5 million of Notes that will be funded on our request within 10 trading days of (a) our receipt stockholder approval and (b) the Registration Statement Effective Date. If such additional Notes are purchased, the number of shares of common stock issuable pursuant to the Warrants will be automatically increased pursuant to their terms.

We did not seek stockholder approval in advance of the Offering because the Securities Purchase Agreement restricts the number of shares that can be issued upon conversion of the Notes into common stock and the exercise of the Warrants to an amount that would not be in excess of the limitations included in the NASDAQ Rules, therefore, stockholder approval was not required. If stockholders do not approve the proposal, this limit will remain in place and we will be required to pay the Notes in cash, rather than having the option to pay the Notes with cash or with shares of our common stock. Furthermore, if the Investors are unable to exercise a portion of their Warrants due to the limitation imposed by the NASDAQ Rules, the Investors will have the right to demand from us payment in cash in an amount equal to the product of (i) the quotient determined by dividing (x) the number of shares of common stock that we are unable to deliver by (y) the total number of shares of common stock issuable upon exercise of the Warrant (without regard to any limitations or restrictions on exercise of the Warrant) and (ii) the Black Scholes Value of the Warrant.

Effects on the Company if the Proposal Is Not Approved

Unless stockholder approval of the Proposal is received, the Notes will remain outstanding in accordance with their terms. In the event that we are prohibited from issuing shares of common stock for which a conversion notice has been received from an Investor then, unless the Investor elects to void the conversion, the Investor may require us to pay to the Investor cash at a price per share of our common stock that equals the highest trading price of the common stock in effect at any time during the period beginning on the date the Investor notified us of its intention to convert and ending on the date that we make the payment.

Also, as noted above, if the Investors are unable to exercise a portion of their Warrants due to the limitation imposed by the NASDAQ Rules, the Investors will have the right to demand from us payment in cash in an amount equal to the product of (i) the quotient determined by dividing (x) the number of shares of common stock that we are unable to deliver by (y) the total number of shares of common stock issuable upon exercise of the Warrant (without regard to any limitations or restrictions on exercise of the Warrant) and (ii) the Black Scholes Value of the Warrant.

If the Proposal is not approved we will be required to hold additional meetings of stockholders to seek approval of the Proposal every three months until approval is obtained or the Notes are no longer outstanding.

Effects on Rights of Existing Stockholders if the Proposal is Approved

If we were to issue common stock as payment for the Notes, those shares, together with the shares of common stock we would be required to issue if the Warrants are exercised, will result in dilution to our existing stockholders. Furthermore, if our stockholders approve the Proposal and the remaining conditions designated in the Securities Purchase Agreement are satisfied or waived by the Investors, we will be in a position to require the Investors to purchase an additional $5 million in Notes together with Warrants, which will cause further dilution to our stockholders.

Additionally, sales in the public market of the shares of common stock acquired by the Investors upon conversion of the Notes or exercise of the Warrants, or the perception that such sales could occur, could adversely affect the market price of our common stock and impair our ability to raise funds in additional stock financings.

Finally, if we were to pay all of the principal and interest owed pursuant to the Notes with shares of our common stock and if the Investors exercised all of their Warrants, the Investors would own approximately 19.8% of our outstanding common stock (prior to the additional $5 million investment). The Investors, therefore, would have significant influence in electing a majority of the Board of Directors who, in turn, have the power to appoint the officers of the Company and to determine, in accordance with their fiduciary duties and the business judgment rule, the direction, objectives and policies of the Company.

No Dissenters’ Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ or appraisal rights with respect to the approval of the issuance of the shares of common stock pursuant to the Notes and Warrants.

Vote Required

This Proposal, which asks you to ratify the issuance and sale of the Notes together with the Warrants and to approve the issuance of all shares of our common stock issuable upon the conversion of the Notes and the exercise of the Warrants, without need for any limitation or cap on issuance or restriction on adjustments to the conversion price or exchange price, as applicable, as provided therein, as required by and in accordance with the NASDAQ Rules, will be approved if a majority of the shares of common stock present or represented by proxy and entitled to vote at the Special Meeting are voted “For” such ratification and approval. Abstentions will have the effect of a vote against the Proposal. Broker non-votes will not count as votes for or against the Proposal and will have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote “For” the ratification of the terms of the issuance and sale of the Notes together with the Warrants and the approval of the issuance of all shares of our common stock issuable upon the conversion of the Notes and exercise of the Warrants, without need for any limitation or cap on issuance or restriction on adjustments to the conversion price or exchange price, as applicable, as provided therein, as required by and in accordance with the NASDAQ Rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about the beneficial ownership of our common stock by:

•	each of our directors;

•	each of our current executive officers;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of March 31, 2015 through the exercise of any option, warrant, conversion privilege or similar right. This does not include the conversion of our Senior Secured Convertible Notes or exercise of the Warrants.

To our knowledge, except as indicated in the footnotes to the following table and subject to state community property laws where applicable, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 12,390,765 shares of common stock outstanding as of March 31, 2015.

Name and Address of Beneficial Owner(14)	Amount of Beneficial Ownership(1)		Percent of Class
Directors and Officers:
Jeff A. Hawthorne	50,000	(2)	0.4%
Robert A. Rusenko	50,000	(3)	0.4%
Robert J. Petcavich	313,001	(4)	2.5%
Daniel K. Van Ostrand (former Senior Vice President)	153,334	(5)	1.2%
Jeffrey W. Tomz	170,117	(6)	1.4%
Bernard T. Marren	204,046	(7)	1.6%
Carl J. Yankowski	87,401	(8)	0.7%
Bruce I. Berkoff	36,734	(9)	0.3%
Ross A. Young	44,734	(10)	0.4%
William Wayne Patterson	38,567	(11)	0.3%
Anthony J. LeVecchio	32,067	(12)	0.3%
Malcolm J. Thompson	1,759	(13)	0.0%
All Directors and Executive Officers as a Group (12 persons)	1,181,760		9.5%
5% Stockholders:
none

(1)          Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally determined by voting power and/or investment power with respect to securities. Unless otherwise noted, all of such shares of common stock listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.

(2)          Includes 50,000 shares of restricted stock that vest within 60 days of March 31, 2015.

(3)          Includes 16,667 shares of restricted stock that vest within 60 days of March 31, 2015 and options to purchase 33,333 shares of common stock exercisable within 60 days from March 31, 2015.

(4)          Includes options to purchase 275,001 shares of common stock exercisable within 60 days from March 31, 2015.

(5)          Includes options to purchase 153,334 shares of common stock exercisable within 60 days from March 31, 2015.

(6)          Includes options to purchase 157,003 shares of common stock exercisable within 60 days from March 31, 2015.

(7)          Includes 1,800 shares of restricted stock that vest within 60 days of March 31, 2015 and options to purchase 101,667 shares of common stock exercisable within 60 days from March 31, 2015.

(8)          Includes 1,800 shares of restricted stock that vest within 60 days of March 31, 2015 and options to purchase 76,001 shares of common stock exercisable within 60 days from March 31, 2015.

(9)          Includes 1,800 shares of restricted stock that vest within 60 days of March 31, 2015 and options to purchase 25,334 shares of common stock exercisable within 60 days from March 31, 2015.

(10)        Includes 1,800 shares of restricted stock that vest within 60 days of March 31, 2015 and options to purchase 37,334 shares of common stock exercisable within 60 days from March 31, 2015.

(11)        Includes 1,800 shares of restricted stock that vest within 60 days of March 31, 2015 and options to purchase 26,667 shares of common stock exercisable within 60 days from March 31, 2015.

(12)        Includes 1,800 shares of restricted stock that vest within 60 days of March 31, 2015 and options to purchase 18,667 shares of common stock exercisable within 60 days from March 31, 2015.

(13)        Includes options to purchase 1,759 shares of common stock exercisable within 60 days from March 31, 2015.

(14)        The address of each of our officers and directors is 8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Uni-Pixel, Inc., 8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381, Attn: Corporate Secretary, or contact the Company’s Corporate Secretary by telephone at (408) 570-9700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

    Stockholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2016 Annual Meeting of stockholders must be received by us no later than November 19, 2015, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed the Proxy Statement for the Annual Meeting of Stockholders, and must comply with the requirements of the proxy rules promulgated by the SEC.  Stockholder proposals should be addressed to our Corporate Secretary at 8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381.

Recommendations from stockholders which are received after the deadline likely will not be considered timely for consideration by the Committee for next year’s Annual Meeting.